Exhibit 10.5

TENDER OFFER AGREEMENT

This TENDER OFFER AGREEMENT (this “Agreement”) is made as of November 30, 2021, by and between Atlantic Coastal Acquisition Corp., a Delaware corporation (the “Company”), and ACM ARRT VII C LLC, a Delaware limited liability company (“ACM”). The Company and ACM are at times referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to Section 9.2 of the Amended and Restated Certificate of Incorporation of the Company, dated March 5, 2021 (the “Charter”), prior to the consummation of a Business Combination (as defined in Article III of the Charter), the Company must either (i) submit any Business Combination to its holders of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) for approval pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) provide its holders of Offering Shares (as defined in the Charter) with the opportunity to sell their shares to the Company by means of a tender offer;

WHEREAS, prior to, and in contemplation of, the consummation of a Business Combination in which Alpha Merger Sub 1, Inc., a subsidiary of the Company, will acquire Essentium, Inc. (“Essentium”) as detailed in the Business Combination Agreement dated November 30, 2021 between Alpha Merger Sub 1, Inc. and Essentium (the “Business Combination Agreement”), the Company and ACM intend to commence a tender offer in accordance with Section 9.2(b) of the Charter (the “Tender Offer”), pursuant to an Offer to Purchase and related Letter of Transmittal and other documentation (together with the Schedule TO (as defined below), as such documentation may be amended and supplemented, the “Offer Documents”), to purchase up to a maximum of 34,500,000 shares of Common Stock in the aggregate, at a price equal to the Redemption Price (as defined in the Charter) per share of Common Stock, in cash, on the terms and subject to the conditions to be set forth in the Offer Documents;

WHEREAS, in consideration of ACM’s willingness to assist in the Tender Offer, the Company and ACM are entering into that certain forward purchase confirmation, dated as of the date hereof, with respect to a share forward transaction (the “FPA”);

WHEREAS, in connection with this Agreement, the Parties will enter into a dealer-manager agreement with a dealer manager that is mutually acceptable between the Parties;

WHEREAS, the offerors in the Tender Offer will be the Company and ACM;

WHEREAS, the Tender Offer is intended to be structured such that ACM shall purchase the first (i) 10,000,000 shares of Common Stock tendered by stockholders in the Tender Offer or (ii) such lesser amount as would result in ACM (or any group of persons, as defined under Rule 13d-3 of the Exchange Act, that includes ACM) beneficially owning a maximum of 9.9% of the outstanding shares of Common Stock after giving effect to the Business Combination (the lesser of (i) and (ii), the “Maximum Share Amount”) and the Company will purchase all other shares of Common Stock so tendered, all upon the terms and subject to the conditions of the Tender Offer, as set forth in the Offer Documents; and

WHEREAS, the Company and ACM have agreed to commence the Tender Offer upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.               TENDER OFFER.

1.1               Commencement of Tender Offer. On the terms and subject to the conditions of this Agreement, the Company and ACM shall commence the Tender Offer as soon as reasonably practicable on or after the date of effectiveness of the Company’s proxy statement filed in connection with the Business Combination.

1.2               Conduct of Tender Offer. The obligations of the Company and ACM to accept for payment and pay for shares of Common Stock tendered pursuant to the Tender Offer shall be subject to the terms and conditions set forth in the Offer Documents, and such obligations shall be several, not joint, obligations of each of the Company and ACM; provided that, in the event ACM is for any reason unable to consummate its obligations under the Tender Offer, the Company shall acquire all shares tendered in accordance with the Tender Offer, which, for the avoidance of doubt, shall not relieve ACM of its obligation to purchase the Maximum Share Amount hereunder. Neither Party may effect any amendment, extension, termination, waiver, or other change to the terms and conditions of the Tender Offer, or announce that it is taking any such action, without the prior written consent of the other Party.

1.3               SEC Filings. As soon as reasonably practicable on or after the date of filing of the Company’s registration statement on Form S-4 (the “Registration Statement on Form S-4”) containing its preliminary proxy statement in connection with the Business Combination, the Company shall file with the United States Securities and Exchange Commission (the “SEC”) a joint Tender Offer Statement on Schedule TO (together with all amendments thereto, the “Schedule TO”). As soon as reasonably practicable on or after the date of effectiveness of the Registration Statement on Form S-4 containing the Company’s definitive proxy statement filed in connection with the Business Combination, the Company and ACM shall file with the SEC any further amendments to the Schedule TO as then necessary or appropriate to reflect the finalization of the terms and timing of the Tender Offer and commence the Tender Offer on the date of such filing. Each of the Company and ACM agrees that their respective portions of the Schedule TO and the other Offer Documents, on the date filed with the SEC and on the date first published, sent, or given to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by ACM with respect to written information supplied by the Company or any of its Affiliates specifically for inclusion in the Offer Documents (or any document incorporated by reference in the Offer Documents) and no representation is made by the Company with respect to written information supplied by ACM or any of its Affiliates specifically for inclusion in the Offer Documents (or any document incorporated by reference in the Offer Documents). The Company further agrees to take all steps necessary (and ACM shall cooperate with the Company) to cause the Offer Documents to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable federal securities laws. Each of the Company and ACM agrees promptly to correct or supplement any information provided by it for use in the Schedule TO and in the other Offer Documents if and to the extent that it shall have become false and misleading in any material respect, and the Company further agrees to take all steps necessary (and ACM shall cooperate with the Company) to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case, as and to the extent required by applicable federal securities laws. Each of the Company and ACM and their respective counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the other Offer Documents prior to their filing with the SEC or dissemination to stockholders of the Company. In addition, each Party agrees to provide the other Party and its respective counsel with any comments or other communications that such Party or its counsel may receive from time to time from the SEC or its staff with respect to the Tender Offer or the Offer Documents promptly after the receipt of such comments or other communications. Subject to Section 9.3, each of the Company and ACM agree to use commercially reasonable efforts to cooperate with each other to amend this Agreement, the Offer Documents or any other agreements entered into in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) as a result of any comments or other communications received from the SEC or its staff with respect to the Tender Offer as may be required; provided that any such amendment shall include those terms that come closest to expressing the intention of the Parties as set forth in the Transaction Documents then in effect.

1.4               Offer Documents. The Offer Documents shall provide that the Company shall direct its transfer agent to credit shares of Common Stock purchased by ACM to ACM’s or its designated broker-dealer account or accounts without any legends restricting further transfers of such shares of Common Stock by ACM.

2.                 AGREEMENT TO PURCHASE MAXIMUM SHARE AMOUNT. If, upon completion of the Tender Offer, ACM has not purchased the Maximum Share Amount pursuant to the Tender Offer, then ACM and the Company shall enter into a subscription agreement, substantially in the form attached hereto as Exhibit A, to purchase an amount of shares of Common Stock equal to the difference of the Maximum Share Amount less the amount of shares of Common Stock purchased by ACM pursuant to the Tender Offer.

3.                AVAILABLE FUNDS; SOLVENCY.

3.1               Available Funds. ACM has, and upon consummation of the Tender Offer will have, available cash resources in amounts sufficient (i) to purchase the Maximum Share Amount tendered in the Tender Offer and to satisfy all other payments required by the Transaction Documents (whether payable before, at, or after consummation of the Tender Offer), and (ii) to otherwise consummate the Tender Offer. ACM has not incurred any obligation, commitment, restriction, or other liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction, or other liability of any kind, in either case which would impair or adversely affect such resources, funds, or capabilities.

3.2               Solvency. Upon consummation of the Tender Offer, ACM will (i) be solvent, (ii) be able to pay its debts as such debts become due, (iii) have capital sufficient to carry out its business as now contemplated, and (iv) own assets and properties having a value both at fair market valuation and at fair saleable value in the ordinary course of business greater than the amount required to pay its indebtedness and other obligations as the same mature and become due.

4.                EXPENSES. The Company shall bear all expenses incurred thereby in connection with this Agreement and the Tender Offer, including all legal and accounting fees, SEC filing fees, and expenses and fees of financial printers, information agents and depositaries. The Company shall also bear (or reimburse ACM, as the case may be) all reasonable, documented out-of-pocket expenses (including, but not limited to, legal fees) in connection with this Agreement and the Tender Offer incurred by ACM not to exceed $50,000 in the aggregate. For the avoidance of duplication, the Company shall not bear or reimburse ACM hereunder for any expenses born or reimbursed by the Company in connection with the FPA.

5.                 INDEMNIFICATION.

5.1               Company Indemnification. To the extent permitted by law, the Company will indemnify and hold harmless ACM and its Affiliates and each Person, if any, who controls (within the meaning of the Securities Act, as defined below) ACM or any of its Affiliates against any Losses to which any of the foregoing Persons may become subject:

(a)                under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or other federal or state law, insofar as such Losses arise out of or are based upon any of the following statements, omissions, or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein; (ii) the omission or alleged omission to state therein a material fact (other than any fact pertaining to ACM or any of its Affiliates) required to be stated in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein, or necessary to make the statements therein not misleading; and/or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law; and the Company will pay to ACM and its Affiliates and each Person, if any, who controls ACM (or any of its Affiliates) within the meaning of the Securities Act any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses; provided, however, that the Company shall not be liable in any such case for any such Losses to the extent that they arise out of or are based upon a violation that occurs in reliance upon and in conformity with written information furnished by or on behalf of ACM or any of its Affiliates expressly for use in connection with the Tender Offer (including information incorporated by reference to any filings made by ACM or its Affiliates with the SEC); and

(b)                arising from or relating to ACM being an offeror in the Tender Offer with respect to any liability to purchase more than the Maximum Share Amount (the “ACM Share Indemnity”).

5.2               ACM Indemnification. To the extent permitted by law, ACM will indemnify and hold harmless the Company and its Affiliates against any Losses to which any of the foregoing Persons may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such Losses arise out of or are based upon any of the following statements, omissions, or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein that occurs in reliance upon and in conformity with written information furnished by ACM or any of its Affiliates expressly for use in connection with the Tender Offer (including information incorporated by reference to any filings made by ACM or its Affiliates with the SEC); (ii) the omission or alleged omission to state therein a material fact pertaining to ACM or any of its Affiliates required to be stated in the Schedule TO or the other Offer Documents or any exhibits or any amendments or supplements thereto, or any document incorporated by reference therein, or necessary to make the statements therein not misleading; and/or (iii) any violation or alleged violation by ACM of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law; and ACM will pay to the Company and its Affiliates any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Losses; provided, however, that ACM shall not be liable in any such case for any such Losses to the extent that they arise out of or are based upon a violation that occurs in reliance upon and in conformity with written information furnished by or on behalf of the Company or any of its Affiliates expressly for use in connection with the Tender Offer (including information incorporated by reference to any filings made by the Company or its Affiliates with the SEC).

5.3               Indemnification Notice. Promptly after receipt by any Person entitled to seek indemnification pursuant to Section 6.1 or 6.2 (an “Indemnified Party”) of notice of the commencement of any action (including any governmental action), such Indemnified Party shall, if a claim in respect thereof is to be made against any Party required to provide indemnification pursuant to Section 6.1 or 6.2 (an “Indemnifying Party”), deliver to the Indemnifying Party a written notice of the commencement thereof and the Indemnifying Party shall have the right to participate in and, to the extent the Indemnifying Party so desires, jointly with any other Indemnifying Party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 6, but the omission to deliver written notice to the Indemnifying Party will not relieve it of any liability that it may have to any Indemnified Party otherwise than under this Section 6.

5.4               Contribution. If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the Parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The amount paid or payable by an Indemnified Party as a result of the Losses or action in respect thereof, referred to above in this Section 5.4 shall be deemed to include, for purposes of this Section 5.4, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding anything herein to the contrary, this Section 5.4 shall not be applicable to the ACM Share Indemnity.

5.5               Survival. The obligations of the Company and ACM under this Section 5 shall survive the completion of the Tender Offer.

6.                   CONDITIONS. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to each of the Parties having executed and entered into the FPA concurrently with this Agreement. The obligations of ACM are subject to (i) the execution and delivery of the Business Combination Agreement, in the form set forth as Exhibit B hereto, on the date hereof and (ii) neither the Business Combination Agreement nor any other material agreement to which the Company is a party, which agreement relates to the Business Combination, shall have been amended, modified or waived at any time prior to the completion of the Tender Offer without the prior written consent of ACM (such consent not to be unreasonably withheld, conditioned or delayed).

7.                   TERMINATION. This Agreement may be terminated by (i) the mutual written consent of the Company and ACM, (ii) either the Company, ACM or Essentium if any Governmental Entity shall have entered, issued, enacted or promulgated an Order or taken any other action permanently enjoining, preventing, restraining, making unlawful or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable, (iii) either the Company, ACM or Essentium if the Business Combination Agreement is terminated prior to the closing of the Business Combination or (iv) either the Company, ACM or Essentium, if (a) the Registration Statement on Form S-4 is not declared effective by the SEC by the date that is 120 days after the date of the Business Combination Agreement, or (b) the Parties do not launch the Tender Offer by the date that is 120 days after the date of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 7 shall not be available to a Party if such Party’s breach of its obligations under this Agreement or the Business Combination Agreement shall have proximately caused the entry, issuance, enactment or promulgation of such Order or the occurrence of such other action or delay.

8.                   MISCELLANEOUS.

8.1               Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, except that ACM may (a) assign, in its sole discretion, all (but not less than all) of its rights and interests hereunder to any of its Affiliates and (b) grant a security interest in or otherwise pledge any or all of its rights and interests hereunder in favor of one or more institutional financing sources.

8.2               Notices. Unless otherwise provided herein, any notice, request, waiver, claim, demand, instruction, consent, or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (a) delivered by hand or sent by certified mail, return receipt requested, (b) sent by a nationally-recognized overnight delivery service with delivery confirmed, or (c) emailed or faxed, with receipt confirmed, as follows:

If to the Company to:	Atlantic Coastal Acquisition Corp. 6 St Johns Lane, Floor 5 New York, NY 10013 Attn: Shahraab Ahmad Email: shahraab@deccacap.com

with a copy to:	Pillsbury Winthrop Shaw Pittman LLP 31 W 52nd Street New York, New York 10019 Attn: Stephen B. Amdur Email: stephen.amdur@pillsburylaw.com

If to ACM to:	ACM ARRT VII C LLC c/o ACM Capital Management LP One Rockefeller Center 32nd Floor New York, NY 10020 Attn: Steven Segaloff and Andrew Weksler Email: ssegaloff@atalayacap.com; aweksler@atalayacap.com
With a copy to:	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02110 Attn: Jocelyn M. Arel and Jeffrey A. Letalien Email: jarel@goodwinlaw.com; jletalien@goodwinlaw.com or to such other address or individual as the Party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. All such notices, requests, and other communications shall be deemed duly given and received by the recipient thereof on the date of delivery, if received prior to 5:00 p.m. New York time on a Business Day. Otherwise, any such notice, request, or communication shall be deemed to have been received on the next succeeding Business Day.

8.3               Amendments and Waivers. This Agreement may not be amended or supplemented, unless set forth in a writing signed by each Party. Except as otherwise permitted in this Agreement, the terms or conditions of this Agreement may not be waived, unless set forth in a writing signed by the Party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the Parties are cumulative and not alternative. Except as otherwise provided in this Agreement, neither the failure nor any delay by a Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

8.4               Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void, or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area, or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

8.5               Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.

8.6               Choice of Venue. Any action, suit, or proceeding arising out of or relating to this Agreement may be brought in the state or federal courts of the State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit, or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such action, suit, or proceeding shall be heard and determined only in such court, and agrees not to bring any action, suit, or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained agreement between the Parties irrevocably to waive any objections to venue or convenience of forum.

8.7               Entire Agreement. This Agreement and any documents related hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof.

8.8               Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, .pdf, or similar means of electronic communication), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9               Specific Performance. ACM and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity. Each Party expressly waives any requirement that the other Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

8.10           Third Party Beneficiary. This Agreement shall inure solely to the benefit of and be binding upon the Parties hereto; provided, that Essentium shall be a third party beneficiary hereof and may enforce the provisions in Section 7 and Section 8.3 to the extent provided herein as if it were a Party hereto.

8.11          Certain Actions Under the Business Combination Agreement. If ACM shall enter into a subscription agreement pursuant to Section 2, prior to the closing of the Business Combination, the Company agrees that it shall not consent to (i) any action of Essentium requiring such consent pursuant to Section 5.1(b) of the Business Combination Agreement if such action would reasonably be expected to materially adversely affect the economic benefits that ACM would expect to receive under the Subscription Agreement or (ii) take any action prohibited by Section 5.9(b) of the Business Combination Agreement, in each case without having received ACM’s prior written consent.

8.12           Definitions. For purposes of this Agreement:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” means possession, directly or indirectly, of the power to elect a majority of the board of directors or other governing body of an entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, without limiting the generality of the foregoing, (x) a Person who possesses, directly or indirectly, the power to control the general partner of a limited partnership shall be deemed to control such limited partnership and (y) a Person who possesses, directly or indirectly, the power to control the manager or managing member of a limited liability company shall be deemed to control such limited liability company. None of ACM or any Affiliate thereof shall be considered an Affiliate of the Company for purposes of this Agreement.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, however, that, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority, so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in New York City are generally are open for use by customers on such day.

“Governmental Entity” means any United States or non-United States (a) multinational, national, federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, legislature or entity and any court or other judicial body or tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Losses” means liabilities, losses, costs, damages, deficiencies, claims, actions, judgments, settlements, proceedings, causes of action, obligations, interest, awards, penalties, fines, demands, assessments, fees, costs, or expenses of whatever kind (including, without limitation, reasonable attorneys’ fees and disbursements); provided that Losses shall not include any consequential, exemplary or punitive damages or any multiple of damages.

“Order” means any law, writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity, or other entity or organization.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have executed this TENDER OFFER AGREEMENT as of the date first written above.

ATLANTIC COASTAL ACQUISITION CORP.

By:	/s/ Shahraab Ahmad
Name: Shahraab Ahmad
Title: Chief Executive Officer

ACM ARRT VII C LLC

By:	/s/ Ivan Zinn
Name: Ivan Zinn
Title: Authorized Signatory

[Signature Page to Tender Offer Agreement]

EXHIBIT A
FORM OF SUBSCRIPTION AGREEMENT

(attached hereto)

EXHIBIT B

BUSINESS COMBINATION AGREEMENT

(attached hereto)